UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2018

Rennova Health, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On June 1, 2018, Rennova Health, Inc. (the “Company”) closed the previously-reported assert purchase agreement (the “Purchase Agreement”) to acquire certain assets related to an acute care hospital located in Jamestown, Tennessee. The hospital, known as Jamestown Regional Medical Center, is a fully operational 85-bed facility of approximately 90,000 square feet on over eight acres of land, and offers a 24-hour emergency department with two spacious trauma bays and seven private exam rooms, inpatient and outpatient medical services and a progressive care unit which provides telemetry services. The acquisition also includes a separate physician practice which will now operate under the Company as Mountain View Physician Practice, Inc.

The purchase price was approximately $635,000. Diligence, legal and other costs associated with the acquisition are estimated to be approximately $500,000, meaning the total cost of acquisition to the Company is approximately $1,100,000.

Annual net revenues of the hospital in recent years have been approximately $15,000,000, with government payors, including Medicare and Medicaid, accounting for in excess of 60% of the payor mix. The Company does not expect that payor mix to change in the new future.

On June 1, 2018, the Company issued a press release announcing the closing of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01. Other Events.

As a result of conversions and exercises of certain of the Company’s securities, as of June 1, 2018 the Company had 1,002,240,000 shares of common stock issued and outstanding.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release dated June 1, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2018	RENNOVA HEALTH, INC.

	By:	/s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer
(principal executive officer)

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